EXHIBIT 99(b)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2000 and the unaudited pro forma condensed combined balance sheet as of December 31, 2000 give effect to the acquisition of agency-related assets of Riedman Insurance. The purchase method of accounting has been applied to the transaction. The pro forma statements of income assume the acquisition occurred on January 1, 2000 and the pro forma balance sheet assumes the transaction occurred on December 31, 2000.

The unaudited pro forma statement of income does not include potential cost savings that may be realized as a result of the acquisition.

The unaudited pro forma condensed combined financial statements have been prepared by the Registrant based upon the assumptions disclosed in the notes to the pro forma condensed combined financial statements. The unaudited pro forma financial statements presented herein are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the transaction had occurred on the dates indicated or which may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and the Riedman Insurance financial statements included in Exhibit 99(a) of this Form 8-K.

BROWN & BROWN, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000 (UNAUDITED)
(In thousands, except per share figures)

	Brown & Brown, Inc.	Riedman Insurance (a)	Pro forma Adjustments	Pro forma Combined
REVENUES
Commissions and fees	$204,862	$ 54,070	$ -	$258,932
Investment income	3,890	2,417	b- (1,605)	4,702
Other income	954	668	b- (668)	954
Total revenues	209,706	57,155	(2,273)	264,588

EXPENSES
Employee compensation and benefits	108,258	35,664	-	143,922
Other operating expenses	33,724	12,465	-	46,189
Depreciation	4,637	1,451	c- (651)	5,437
Amortization	8,519	1,650	d- 3,174	13,343
Interest	590	1,988	e- 3,038	5,616
Total expenses	155,728	53,218	5,561	214,507

Income before income taxes	53,978	3,937	(7,834)	50,081
Income taxes	20,792	130	f - (1,641)	19,281

Net income	$ 33,186	$ 3,807	$ (6,193)	$ 30,800

Basic and diluted earnings per share	$ 1.16			$ 1.07

Weighted average number of common and common equivalent shares outstanding	28,663			28,663
See accompanying notes to pro forma condensed combined financial statements.

BROWN & BROWN, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2000 (UNAUDITED)
(In thousands of dollars)
	Brown & Brown, Inc.	Riedman Insurance (g)	Pro forma Adjustments	Pro forma Combined
ASSETS
Cash and cash equivalents	$ 57,610	$ -	i-$ 71,363 j- (71,363)	$ 57,610
Short-term investments	373	43,054	h- (43,054)	373
Premiums, commissions and fees receivable	83,199	11,771	h- (11,771)	83,199
Other current assets	7,576	2,987	h- (2,987)	7,576
Total current assets	148,758	57,812	(57,812)	148,758
Fixed assets, net	14,210	3,173	h- (3,173) j- 4,000	18,210
Investment in assets of commercial real estate division	-	18,451	h- (18,451)	-
Notes receivable from non-consolidated subsidiary	-	4,060	h- (4,060)	-
Intangibles, net	101,901	10,917	h- (10,917) j- 88,086	189,987
Investments	5,752	1,356	h- (1,356)	5,752
Deferred income taxes	649		-	649
Other assets	5,449	-	-	5,449
Total assets	$276,719	$95,769	$ (3,683)	$ 368,805
LIABILITIES
Premiums payable to insurance companies	$109,417	$13,035	h-($13,035)	$ 109,417
Premium deposits and credits due customers	8,347	-	-	8,347
Accounts payable and accrued expenses	24,101	3,778	h- (3,778) j- 5,882	29,983
Short-term notes payable to banks	-	28,400	h- (28,400)	-
Current installments of records and expirations debt	-	837	h- (837)	-
Current portion of long-term debt	2,611	44	h- (44) i- 10,195 j- 4,490	17,296
Total current liabilities	144,476	46,094	(25,527)	165,043
Long-term records and expirations debt	-	2,646	h- (2,646)	-
Long-term debt	2,736	163	h- (163) i- 61,167 j- 8,990	72,893
Other Liabilities	7,596		j- 1,362	8,958
Total liabilities	154,808	48,903	43,183	246,894
SHAREHOLDERS' EQUITY
Common stock	2,870	112	h- (112)	2,870
Additional paid-in capital	-	1,154	h- (1,154)	-
Retained earnings	116,546	11,359	h- (11,359)	116,546
Less treasury stock	-	(147)	h- 147	-
Accumulated other comprehensive income	2,495	34,388	h- (34,388)	2,495
Total shareholders' equity	121,911	46,866	(46,866)	121,911
Total liabilities and shareholders' equity	$276,719	$95,769	$ (3,683)	$ 368,805
See accompanying notes to pro forma condensed combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

A description of the adjustments reflected in the pro forma condensed combined financial statements follows:

(a)	Certain amounts included in the Riedman Insurance ("Riedman") statement of income have been reclassified to conform with the Registrant's financial statement presentation.
(b)	To reflect the reduction in investment and other income associated with the assets acquired from Riedman.
(c)

To record the incremental estimated annual depreciation associated with the acquisition of Riedman. Tangible fixed assets acquired is estimated at $4 million and is being amortized over a five-year period.

(d)

To record the incremental estimated annual amortization of the acquired intangible assets from Riedman. Intangible assets are estimated at $88,086 million and are being amortized between five and twenty years.

(e)

To record the additional annual interest expense associated with the estimated $92,086 million of incremental debt that is expected to be incurred by the Registrant as a result of the acquisition. The assumed interest rate of 5.9% represents the weighted average interest rate of the expected incremental debt based on prevailing rates. The actual interest may vary from the assumed rate. The annual effect on pretax income of one-half percent variance in this rate is $.4 million.

(f)

To record the tax effect of the pro forma adjustments related to the additional interest and amortization expenses, and reduction of interest income. The assumed tax rate of 38.5% represents the federal and state tax benefit on the estimated net expense.

(g)	Certain amounts included in the Riedman balance sheet have been reclassified to conform with the Registrant's financial statement presentation.
(h)	To eliminate the assets and liabilities of Riedman not purchased or assumed by the Registrant and to eliminate Riedman's stockholders' equity.
(i)	To record the cash received from the bank seven-year term loan borrowings used to purchase the Riedman assets.
(j)

To record the estimated tangible fixed assets and intangible assets acquired from Riedman and to record the related liabilities assumed and cash paid. The Registrant's management is in the process of, but has not completed, identifying intangibles or fair values of assets acquired and liabilities assumed. The preliminary purchase price allocation to the underlying assets and liabilities of Riedman, including goodwill, is subject to further refinement as the Registrant's management continues to review the estimated fair values of the assets acquired and the liabilities assumed. The final purchase price allocation could be materially different from this preliminary allocation.

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